Designated Filer:    FFL Individual Partners III, L.P.
Issuer & Ticker Symbol:    Green Bancorp, Inc. [GNBC]
Date of Event Requiring Statement: February 5, 2018

Exhibit 99.2

Joint Filer Information and Signatures

/s/ Rajat Duggal, an Officer of Friedman Fleischer & Lowe GP III, LLC	02/06/18
Friedman Fleischer & Lowe GP III, L.P. by (3)
**Signature of Reporting Person	Date

/s/ Rajat Duggal, Officer	02/06/18
Friedman Fleischer & Lowe GP III, LLC by (3)
**Signature of Reporting Person	Date